Exhibit 99.1

Brookline Bancorp, Inc.

Announces Upsizing and Pricing of Subordinated Notes Offering

BOSTON — (BUSINESS WIRE) — September 11, 2014 — Brookline Bancorp, Inc. (NASDAQ: BRKL) (the “Company”) today announced the pricing of its public offering of $75 million of its 6.000% Fixed-to-Floating Rate Subordinated Notes due September 15, 2029 (the “Notes”). Due to market demand, the Company increased the aggregate amount of the Notes to $75 million from the previously announced amount of $50 million. The Notes will be offered to the public at 100% of their face amount.

The Company plans to use the net proceeds from the offering for general corporate purposes, which may include supporting the continued growth of its business, acquisitions and repurchases of common stock.

Sterne, Agee and Leach, Inc. (“Sterne Agee”) and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) are Joint Book-Running Managers for the Notes offering. US Bancorp is Co-Manager in the transaction.

The Notes will be issued and sold pursuant to an effective shelf registration statement (File No. 333-197881), the prospectus included in the registration statement, and a preliminary prospectus supplement relating to the offering of the Notes filed with the Securities and Exchange Commission (the “SEC”), and a final prospectus supplement to be filed with the SEC. Copies of the preliminary prospectus supplement and accompanying base prospectus and the final prospectus supplement relating to the offering can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained from Sterne Agee, 277 Park Avenue, 26th Floor, New York, New York 10172, Attn: Syndicate Department, by calling (212) 338-4708, or by email at prospectusrequest@sterneagee.com; or Sandler O’Neill, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations (1-866-805-4128).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with branch locations throughout eastern Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and First Ipswich Bank. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.firstipswich.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings submitted to the SEC. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.